Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-162750
September 15, 2010
ASHFORD HOSPITALITY TRUST, INC.
8.45% SERIES D CUMULATIVE PREFERRED STOCK
(LIQUIDATION PREFERENCE $25.00 PER SHARE)
Final Term Sheet
Dated September 15, 2010
Issuer: Ashford Hospitality Trust, Inc.
Security: 8.45% Series D Cumulative Preferred Stock
Offering Size: 3,300,000 shares
Aggregate number of shares of 8.45% Series D Cumulative Preferred Stock to be outstanding after the offering: 8,966,797 shares
The shares offered are a part of the series of 8.45% Series D Cumulative Preferred Stock of the Issuer, of which 8,000,000 shares had been previously issued and sold by the Issuer on July 11, 2007 and 5,666,797 remained outstanding on the date hereof.
Type of security: SEC Registered—Registration Statement No. 333-162750; preliminary prospectus supplement dated September 14, 2010
Public offering price: $23.178 per share (including accrued dividends from July 15, 2010); $76,487,400 total
Underwriting discounts and commissions: $0.730 per share; $2,409,353 total
Proceeds to the Company, before expenses: $22.448 per share; $74,078,047 total

Joint Bookrunners:	UBS Securities LLC	1,155,000 shares
	Citigroup Global Markets Inc.	1,155,000 shares

Co-Managers:	Barclays Capital Inc.	330,000 shares
	Deutsche Bank Securities Inc.	330,000 shares
	FBR Capital Markets & Co.	330,000 shares
Maturity: Perpetual
Dividend rate: 8.45% per annum of the liquidation preference per share; $2.1125 per annum per share, cumulative from July 15, 2010 (subject to the dividend rate increase to 9.45% per annum as described in the prospectus supplement)
Liquidation Preference: $25.00 per share
Optional redemption: On or after July 18, 2012, the Issuer may redeem the shares at its option (which right is in addition to the special optional redemption right described in the prospectus supplement)
Trade Date: September 15, 2010
Settlement and delivery date: September 22, 2010

CUSIP: 044103406
Selling concession: Not to exceed $0.5 per share
Reallowance to other dealers: Not to exceed $0.45 per share
The issuer has filed a registration statement (including a prospectus dated January 25, 2010 and a preliminary prospectus supplement dated September 14, 2010) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related prospectus supplement if you request it from UBS Securities LLC by calling toll-free 877-827-6444 (ext. 561-3884), or Citigroup Global Markets Inc. by calling toll-free 877-858-5407.